Exhibit 99.1

At the Company
Donna Kush	Dave Pleiss
Managing Director, Corporate Communications	Director, Investor Relations
(402) 827-8931	(402) 597-5658
dkush@ameritrade.com	dpleiss@ameritrade.com

AMERITRADE DELIVERS STRONG PERFORMANCE FOR QUARTER

Continues to be an Industry Leader with 50 Percent Pre-Tax Margin and
Annualized Return on Equity of 24 Percent

OMAHA, Neb., April 12, 2005 – Ameritrade Holding Corporation (Nasdaq: AMTD) today announced positive results for the quarter ended March 25, 2005.

Second Quarter Highlights

•	Net income of $71 million, or $0.17 per diluted share

•	Pre-tax income of $117 million, or 50 percent of net revenues

•	Operating margin(1) of $144 million, or 62 percent

•	EBITDA(1) of $123 million, or 53 percent

•	Net revenues of $233 million

•	Client assets of approximately $75.6 billion, including $12.7 billion of client cash and money market funds

•	Return on equity (ROE) of 24 percent for the quarter annualized

•	Average client trades per day of approximately 167,000

•	Liquid assets(1) of $152 million; cash and cash equivalents of $254 million

•	88,000 new accounts at an average cost per account of $313; 50,000 closed accounts; 3,665,000 Total Accounts; 1,730,000 Qualified Accounts(2)

•	Average client margin balances of approximately $3.7 billion. On March 25, 2005, client margin balances of approximately $3.7 billion.

•	Ameritrade Apex™(3) received a four-star rating in the 2005 Barron’s Review of Online Brokers, finishing second overall.

“It was a healthy quarter for Ameritrade and we again delivered powerful pre-tax margin despite a slowdown in trading activity. Year-to-date we achieved a 14 percent increase in earnings per share and ROE of 26 percent annualized,” said Joe Moglia, chief executive officer. “We continue to advance our client-focused strategy that will allow us to become more agile and responsive to client needs.”

Ameritrade Holding Corporation • 4211 South 102nd Street • Omaha, NE 68127
www.amtd.com

Strategy Progress

Evolving its client-focused strategy this quarter, Ameritrade made operational adjustments to offer an improved client experience and generate future growth opportunities. The Company created an entirely new business unit called the Client Experience Organization, which will take the lead in establishing improved insight into the needs of clients to strengthen current value propositions and create new ones to target specific segments.

Outlook

Ameritrade has tightened its current earnings projections for fiscal year 2005 to $0.77 to $0.87 per share. Details can be found in the “Outlook Statement” section of its corporate Web site located at www.amtd.com.

Stock Repurchases

During the quarter, Ameritrade utilized approximately $30.5 million to repurchase 2.5 million shares of its stock. Since the stock buy-back program was initiated, through March 25, 2005, the Company has invested about $491 million in repurchasing 48.4 million shares at a weighted average price of $10.15 per share.

About Ameritrade Holding Corporation

For nearly 30 years, Ameritrade Holding Corporation has provided investment services to self-directed individuals through its brokerage subsidiaries. Ameritrade develops and provides innovative products and services tailored to meet the varying investing and portfolio management needs of individual investors and institutional distribution partners. A brokerage industry leader, Ameritrade, Inc.,(4) a subsidiary of Ameritrade Holding Corporation, recently received a four-star rating in the 2005 Barron’s Review of Online Brokers for its Apex active trader program. For more information, please visit www.amtd.com.

Safe Harbor

This document contains forward-looking statements within the meaning of the federal securities laws. We intend these forward-looking statements to be covered by the safe harbor provisions of the federal securities laws. In particular, any projections regarding our future revenues, expenses, earnings, capital expenditures, effective tax rates, client trading activity rates, accounts or stock price, as well as the assumptions on which such expectations are based, are forward-looking statements. These statements reflect only our current expectations and are not guarantees of future performance or results. These statements involve risks, uncertainties and assumptions that could cause actual results or performance to differ materially from those contained in the forward-looking statements. These risks, uncertainties and assumptions include general economic and political conditions, interest rates, market fluctuations and changes in client trading activity, increased competition, systems failures and capacity constraints, regulatory and legal matters and uncertainties and other risk factors described in our latest Annual Report on Form 10-K and our latest Quarterly Report on Form 10-Q. These forward-looking statements speak only as of the date on which the statements were made. We undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Ameritrade Holding Corporation • 4211 South 102nd Street • Omaha, NE 68127
www.amtd.com

(1) See attached reconciliation of financial measures.

(2) Total Accounts include all open client accounts (funded and unfunded), except clearing accounts. Qualified Accounts include all open client accounts with a total liquidation value greater than or equal to $2,000, except clearing accounts. See Glossary of Terms on the Company’s web site at www.amtd.com for additional information.

(3) Apex qualification is based on an average of five trades per month over a three-month period, or a $100,000 total account value. Apex membership may also be granted on a free trial basis. Qualification is reviewed every three months. Professional access to real-time data differs. Apex professionals can subscribe to receive real-time NYSE market data for $127.25 a month.

(4) Ameritrade, Inc., member NASD/SIPC.

Ameritrade Holding Corporation • 4211 South 102nd Street • Omaha, NE 68127
www.amtd.com

AMERITRADE HOLDING CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS

In thousands, except per share data
(Unaudited)

	Quarter Ended		Six Months Ended
	Mar. 25, 2005	Mar. 26, 2004	Mar. 25, 2005	Mar. 26, 2004
Revenues:
Commissions and clearing fees	$127,973	$169,127	$281,519	$321,405
Interest revenue	116,301	66,011	229,402	128,843
Other	18,400	20,562	38,415	41,221

Total revenues	262,674	255,700	549,336	491,469

Brokerage interest expense	30,169	8,836	54,849	18,165

Net revenues	232,505	246,864	494,487	473,304

Expenses:
Employee compensation and benefits	42,850	43,912	86,839	78,205
Clearing and execution costs	6,371	6,770	12,900	15,895
Communications	9,450	11,185	18,896	20,447
Occupancy and equipment costs	9,588	9,923	20,593	21,360
Depreciation and amortization	5,374	5,604	11,646	11,561
Professional services	9,208	8,716	18,775	15,096
Interest on borrowings	449	557	1,006	1,394
Gain on disposal of property	(148)	(196)	(246)	(376)
Other	5,160	5,042	9,107	11,350
Advertising	27,525	30,152	50,635	53,218

Total expenses	115,827	121,665	230,151	228,150

Pre-tax income	116,678	125,199	264,336	245,154

Provision for income taxes	45,664	44,241	100,771	92,260

Net income	$71,014	$80,958	$163,565	$152,894

Basic earnings per share	$0.18	$0.19	$0.40	$0.36
Diluted earnings per share	$0.17	$0.19	$0.40	$0.35

Weighted average shares outstanding - basic	402,833	420,821	404,357	423,272
Weighted average shares outstanding - diluted	410,674	431,296	412,840	433,548

Note: Certain items in the prior year consolidated statements of operations have been reclassified to conform to the current presentation.

Ameritrade Holding Corporation • 4211 South 102nd Street • Omaha, NE 68127
www.amtd.com

AMERITRADE HOLDING CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
In thousands
(Unaudited)

	Mar. 25, 2005	Sept. 24, 2004
Assets:
Cash and cash equivalents	$254,092	$155,342
Segregated cash and investments	7,451,482	7,802,575
Broker/dealer receivables	3,748,132	2,818,726
Client receivables	3,695,574	3,100,572
Goodwill and intangible assets	1,037,075	1,017,146
Other	168,553	382,660

Total assets	$16,354,908	$15,277,021

Liabilities and stockholders’ equity:

Liabilities:
Broker/dealer payables	$4,620,697	$3,441,802
Client payables	10,067,345	10,322,539
Prepaid variable forward derivative instrument	31,407	28,738
Prepaid variable forward contract obligation	38,635	37,803
Other	288,368	235,231

Total liabilities	15,046,452	14,066,113

Stockholders’ equity	1,308,456	1,210,908

Total liabilities and stockholders’ equity	$16,354,908	$15,277,021

Ameritrade Holding Corporation • 4211 South 102nd Street • Omaha, NE 68127
www.amtd.com

AMERITRADE HOLDING CORPORATION
SELECTED OPERATING DATA

	Quarter ended		Six Months Ended
	Mar. 25, 2005	Mar. 26, 2004	Mar. 25, 2005	Mar. 26, 2004
Trading activity metrics:
Average client trades per day	167,209	211,917	169,472	192,605
Average client trades per account (annualized)	11.7	15.7	12.0	14.6
Activity rate	4.6%	6.3%	4.7%	5.9%
Total trades (in millions)	9.5	12.5	21.1	23.8
Trading days	57.0	59.0	124.5	123.5
Average commissions and clearing fees per trade	$13.43	$13.53	$13.34	$13.51

Account metrics:
Total accounts (ending)	3,665,000	3,425,000
Qualified accounts (ending)	1,730,000	1,700,000
Client assets (in billions)	$75.6	$71.9

Net interest revenue metrics:
Segregated cash:
Average balance (in billions)	$7.9	$7.7	$7.9	$7.6
Average annualized yield	2.37%	1.00%	2.11%	0.98%
Client margin balances:
Average balance (in billions)	$3.7	$3.4	$3.5	$3.0
Average annualized yield	5.33%	4.88%	5.24%	4.92%
Client credit balances:
Average balance (in billions)	$9.7	$9.0	$9.6	$8.7
Average annualized cost	0.37%	0.12%	0.33%	0.12%

NOTE: See Glossary of Terms on the Company’s web site at www.amtd.com for definitions of the above metrics.

Ameritrade Holding Corporation • 4211 South 102nd Street • Omaha, NE 68127
www.amtd.com

AMERITRADE HOLDING CORPORATION
RECONCILIATION OF FINANCIAL MEASURES
In thousands, except percentages
(Unaudited)

	Quarter Ended				Six Months Ended
	Mar. 25, 2005		Mar. 26, 2004		Mar. 25, 2005		Mar. 26, 2004
	$	% of Rev.	$	% of Rev.	$	% of Rev.	$	% of Rev.
Operating Margin (1)
Operating margin	$144,055	62.0%	$155,155	62.9%	$314,725	63.6%	$297,996	63.0%
Less:
Advertising	(27,525)	(11.8%)	(30,152)	(12.2%)	(50,635)	(10.2%)	(53,218)	(11.2%)
Gain on disposal of property	148	0.1%	196	0.1%	246	0.0%	376	0.1%

Pre-tax income	$116,678	50.2%	$125,199	50.7%	$264,336	53.5%	$245,154	51.8%

EBITDA (2)
EBITDA	$122,501	52.7%	$131,360	53.2%	$276,988	56.0%	$258,109	54.5%
Less:
Depreciation and amortization	(5,374)	(2.3%)	(5,604)	(2.3%)	(11,646)	(2.4%)	(11,561)	(2.4%)
Interest on borrowings	(449)	(0.2%)	(557)	(0.2%)	(1,006)	(0.2%)	(1,394)	(0.3%)

Pre-tax income	$116,678	50.2%	$125,199	50.7%	$264,336	53.5%	$245,154	51.8%

	As of
	Mar. 25,	Dec. 31,	Sept. 24,	June 25,	Mar. 26,
	2005	2004	2004	2004	2004
Liquid Assets (3)
Liquid assets*	$152,227	$153,032	$55,942	$35,050	$195,995
Plus: Broker-dealer cash and cash equivalents	135,084	105,006	99,400	94,706	151,407
Less:
Excess broker-dealer regulatory net capital*	(33,219)	(87,169)	—	—	(146,381)

Cash and cash equivalents	$254,092	$170,869	$155,342	$129,756	$201,021

Note: The term “GAAP” in the following explanations refers to generally accepted accounting principles in the United States.

*	Liquid assets as of September 24, 2004 and June 25, 2004 include the impact of a regulatory matter related to an FDIC-insured deposit sweep program. Excluding the impact of the regulatory matter, excess broker-dealer regulatory net capital would be approximately $85.4 million and $69.4 million, respectively, and liquid assets would be approximately $141.3 million and $104.5 million, respectively, as of September 24, 2004 and June 25, 2004. See Note 6 of the Notes to Condensed Consolidated Financial Statements included in the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended December 31, 2004 for further discussion of the regulatory matter.

(1)	Operating margin is considered a Non-GAAP financial measure as defined by SEC Regulation G. We define operating margin as pre-tax income, adjusted to remove advertising expense and any unusual gains or charges. We consider operating margin an important measure of the financial performance of our ongoing business. Advertising spending is excluded because it is largely at the discretion of the Company, varies significantly from period to period based on market conditions and relates to the acquisition of future revenues through new accounts rather than current revenues from existing accounts. Unusual gains and charges are excluded because we believe they are not likely to be indicative of the ongoing operations of our business. Operating margin should be considered in addition to, rather than as a substitute for, pre-tax income and net income.

(2)	EBITDA (earnings before interest, taxes, depreciation and amortization) is considered a Non-GAAP financial measure as defined by SEC Regulation G. We consider EBITDA an important measure of our financial performance and of our ability to generate cash flows to service debt, fund capital expenditures and fund other corporate investing and financing activities. EBITDA eliminates the non-cash effect of tangible asset depreciation and intangible asset amortization. EBITDA should be considered in addition to, rather than as a substitute for, pre-tax income, net income and cash flows from operating activities.

(3)	Liquid assets is considered a Non-GAAP financial measure as defined by SEC Regulation G. We define liquid assets as the sum of a) non broker-dealer cash and cash equivalents, b) the market value, net of tax, of our investment in Knight Trading Group, Inc. that is not subject to a prepaid variable forward contract for future sale and c) regulatory net capital of our broker-dealer subsidiaries in excess of 5% of aggregate debit items. We consider liquid assets an important measure of our liquidity and of our ability to fund corporate investing and financing activities. Liquid assets should be considered in addition to, rather than as a substitute for, cash and cash equivalents.

Ameritrade Holding Corporation • 4211 South 102nd Street • Omaha, NE 68127
www.amtd.com